EXHIBIT 5.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors of Agrium Inc.
We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form F-10 and the related prospectus of:
•	our Report of Independent Registered Public Accounting Firm dated February 25, 2009 on the consolidated balance sheets of Agrium Inc. (the “Company”) as at December 31, 2008 and 2007, and the consolidated statements of operations, cash flows and comprehensive income and shareholders’ equity for each of the years in the three-year period ended December 31, 2008;
•	our Report of Independent Registered Public Accounting Firm dated February 25, 2009 on the effectiveness of internal control over financial reporting as of December 31, 2008; and,
•	our Comments by Auditors for US Readers on Canada—U.S. Reporting Differences, dated February 25, 2009, each of which is included in the annual report on Form 40-F of the Company for the fiscal year ended December 31, 2008, and
•	our Report of Independent Registered Public Accounting Firm dated February 25, 2009 (except as to note 6, which is as of September 10, 2009) on the supplemental information entitled “Revised Reconciliation with United States Generally Accepted Accounting Principles for the years ended December 31, 2008, 2007 and 2006” of the Company, which is included in the annual report on Form 40-F/A of the Company for the fiscal year ended December 31, 2008.
We also consent to the reference to our firm under the heading “Experts” in the prospectus contained in this Amendment No. 1 to the Registration Statement on Form F-10.
/s/ KPMG LLP

KPMG LLP
Chartered Accountants
Calgary, Canada
November 23, 2009